UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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MARVELL TECHNOLOGY GROUP LTD.
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Dear Marvell Shareholder:

We are writing to ask for your support at our Annual General Meeting of Shareholders with respect to Proposal 2, Advisory Vote to Approve Named Executive Officer Compensation. As you may be aware, Institutional Shareholder Services (“ISS”) has recommended a vote against this proposal although Glass Lewis &Co., LLC has recommended a vote FOR this proposal. We strongly disagree with ISS’s recommendation, as well as the underlying methodology used in its report. As you consider how to vote on Proposal 2, we want to ensure that you understand why we disagree with ISS and why we have recommended that our shareholders vote FOR Proposal 2.

Last year we received strong shareholder support for our fiscal 2011 executive compensation program with 99% of votes cast in favor of our Say on Pay proposal. We have continued to strengthen the governance of our programs and the alignment of pay with performance. Among the steps we took for fiscal 2012,

•	Implemented greater consistency of performance measures across our executive team

•

Implemented non-discretionary performance criteria in our annual incentive plan for named executive officers and qualified the plan under Section 162(m) of the Internal Revenue Code, as amended (“Section 162(m)”)

•	The evergreen provision in our Amended and Restated 1995 Stock Option Plan expired as of January 28, 2012. In addition, we declined to use the evergreen provision in the two previous fiscal years

•	Increased stock ownership guidelines for the CEO and directors

•	Awarded equity grants that were heavily weighted toward performance of Marvell, aligned with shareholders and our messaging

We believe that our programs warrant strong shareholder support again and we are concerned that the ISS report could mislead shareholders about the value of our compensation packages and their alignment with our performance. We feel it is important that our shareholders understand the flaws in the ISS report, which we explain in more detail below:

•	ISS used an inappropriate and misleading methodology that significantly inflated the value of our performance-based stock option grants. The resulting ISS valuation is not consistent with U.S. GAAP

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Using these inflated values, ISS materially overstated the value of our CEO’s compensation package, which in turn distorted comparisons to the market and misstated how his compensation compared to our performance

•	By misaligning our compensation decisions and our performance, ISS found fault with our pay-for-performance when in fact, our compensation decisions were fully consistent with our performance

•	ISS incorrectly critiques the peer group we use to compare compensation and performance

•	The ISS report either misrepresented or overlooked the numerous steps we have taken to strengthen governance of our programs

History of aligning pay for performance through use of performance-based equity grants

The Executive Compensation Committee (the “ECC”) has a strong track record of providing stringent and shareholder aligned performance grants. As set forth in more detail in the proxy statement, we have previously granted our named executive officers performance-based stock options and restricted stock units (“RSUs”). Prior to fiscal 2011, performance awards were granted in the form of stock options; for fiscal 2011, performance awards were granted in the form of RSUs that vested over a two year period; and for fiscal 2012, performance awards were granted that vest contingent on the achievement of a stringent average stock price hurdle as described below. No equity awards were issued to the named executive officers in fiscal 2010 with performance-based vesting criteria.

These awards used various performance metrics related to EPS growth, sustaining operating margin and growing shareholder value through the use of a market-based target. For example, we have made the following types of grants to named executive officer in prior years:

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In fiscal 2009, the CEO was granted a performance-based stock option measured against the non-GAAP operating margin of 10 companies and requires that our non-GAAP operating margin must be at or above the 60th percentile compared to that group each fiscal year over five fiscal years

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In fiscal 2009, the CFO was granted a performance-based stock option that requires us to have non-GAAP earnings per share of $1.28 or more for the measurement period of four consecutive quarters, which is 2x baseline earnings pre share for the 12 months ended May 2009. Performance is measured over six one-year performance periods with the first performance period beginning the quarter after the CFO commenced employment

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In fiscal 2011, the CEO and CFO were granted performance-based RSUs that had two financial metrics. One metric measure required revenue growth year over year to be between 10% and 25% (as measured between fiscal 2010 vs. fiscal 2011 and fiscal 2011 vs. fiscal 2012) and another metric required non-GAAP operating margin to be between 23.5% and 26% (as measured for fiscal 2010 and 2011)

ISS’s valuation of performance-based options in fiscal 2012 is inappropriate

Our fiscal 2012 executive compensation program was designed to ensure that a substantial portion of each named executive officer’s compensation is performance-based. Accordingly, fiscal 2012 equity awards to these executives were a combination of service-based stock options and performance-based stock options (“PBOs”). Service-based options have a ten-year term and vest in equal installments over four years. The PBOs have a ten-year term (if they vest) and vest contingent on achieving a stringent average stock price hurdle before April 29, 2016. The PBOs vest if the closing price of our common shares equals or exceeds an average of $24.70 for 200 consecutive trading days prior to the 5th anniversary of the grant date. At the time of grant, this price target of $24.70 represented an increase of approximately 60% over the price of our common shares, and would have required an incremental shareholder value of $9.27 per share or approximately $5.6 billion for the PBOs to vest. At today’s price, achieving this metric would require approximately a 2x improvement in shareholder value. If this stock price hurdle is not achieved by April 2016, the PBOs will expire. There is no provision for partial vesting of the PBOs; the stock price hurdle is either achieved and full vesting occurs or it is not achieved and no vesting occurs.

•	We disagree with ISS’s valuation of our stock options.

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ISS used the same methodology for valuing our service-based options and our performance-based options, which immediately casts doubt on the analysis since common sense would dictate that these two different options could not have the same value. Furthermore, the result is an option value that is 67% of the share price. It is unreasonable on its face to suggest that even a traditional service-based option is worth 67% of its value, let alone a PBO with a stringent share price hurdle.

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ISS significantly inflates the valuation of the PBOs granted to our CEO in April 2011, by valuing them as though they were traditional stock options with a ten-year term and no performance hurdle. The ISS value is more than double the estimated value that Marvell disclosed for the PBOs.

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ISS valued the PBOs at $10.33 per option for a total value of $14.462 million. A key assumption, which we believe is erroneous, is that the estimated life of these options is ten years. ISS uses the total term as the estimated life of the option and assumes a 100% chance that the market-based hurdle will be achieved, and that all employees will hold the option until the last day of the term. We believe this is an unrealistic assumption in valuing these options.

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Marvell valued the PBOs at $5.08 per option for a total value of $7.112 million. We used a Monte Carlo simulation model (a variation of a “lattice” model, which takes into account the stock price hurdle and potential for cancellation of the award after five years). The valuation methodology that we used is in accordance with FASB ASC Topic 718.

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The following table compares ISS’s methodology for valuing Marvell’s PBOs versus the methodology prepared by us pursuant to standard accounting practices and as presented by the ECC’s independent compensation consultants:

	Marvell	ISS
Methodology	Monte Carlo	Binomial

Exercise Price/FMV	$15.43	$15.43

Volatility	42%	54%

Term	2.66 years Derived from Monte Carlo simulation with consideration for 5 year expiration if performance conditions not met	10 years No consideration for potential expiration after 5 years

Dividend Yield	0%	0%

Performance Condition	Monte Carlo valuation takes achievability of 200-day $24.70 price hurdle into consideration	No consideration for performance condition; valued as service vested stock options

Valuation	$5.08 33% of fair market value	$10.33 67% of fair market value

Value of 1,400,000 PBOs	$7,112,000	$14,462,000 ($7,350,000 overstatement)

•	ISS also inflated the value of the service-based options that we granted to our CEO in April 2011.

•	By using a ten-year estimated life (the full contractual term), ISS’s value for these options was $10.33 per option for a total of $7.231 million.

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Marvell used an estimated life of 4.80 years based on the historical average time from grant to exercise for this type of award, based upon past exercises. In accordance with FASB ASC 718, this results in a per option value of $5.08 for a total grant date fair value of $4.212 million.

Overstatement of CEO’s compensation

The inappropriate ISS option valuation resulted in overstating our CEO’s compensation for fiscal 2012 by approximately $10 million. We disclosed $12.57 million in total compensation for the CEO, including $7.112 million for performance-based options. ISS valued his compensation at $22.939 million, or 82% higher than our disclosure. This material overstatement in turn resulted in a misleading analysis of how his compensation compared to market data and to Marvell performance. Without the $10 million overstatement, we believe our CEO’s compensation would have compared favorably to market data and been aligned with the relevant performance, as discussed below.

We emphasize variable compensation balanced between annual and long-term performance and based on our calculations, 94% of CEO compensation was variable in fiscal 2012.

Alignment of pay with performance

Marvell is committed to aligning executive compensation with company performance. We disclosed the steps we took in fiscal 2012 to strengthen that alignment, including implementing greater consistency of performance measures across our executive team, and qualifying non-discretionary performance goals under Section 162(m). We believe that the decisions of the ECC are consistent with our performance. However, ISS comes to a different conclusion based on flawed methodology, which misaligns pay and performance.

•	ISS’s pay for performance methodology is flawed

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ISS misaligns the timing of compensation decisions with financial performance. It tests decisions made in April 2011 against fiscal 2012 results. This flaw renders their entire pay for performance analysis meaningless.

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The ECC properly makes compensation decisions in April each year based on operational performance for the just-completed fiscal year (which ends in January). Decisions made in April 2011, including equity grants and salary increases, were based on our strong operational performance for the fiscal year ended on January 29, 2011.

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Base salary increases were made at the beginning of fiscal 2012 and were made based on strong revenue growth in fiscal 2011. Our revenue was up 29% over fiscal 2010. In addition, we note that our CEO’s base salary was significantly lower compared to other companies in our peer group and that our named executive officers had received no salary increase the previous year. At $783,000, the CEO’s base salary is within 5% of the median of ISS’s peer group ($750,000).

•

We instituted a non-discretionary bonus plan in fiscal 2012. Financial metrics were set against fiscal 2011 performance and as ISS describes in its report, our officers did not receive a payout for the financial metrics because fiscal 2012 performance did not reach target levels.

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Equity awards were also made at the beginning of fiscal 2012 in light of strong fiscal 2011 performance and were heavily weighted to future performance (see the discussion of PBOs above). Our 3-year TSR was 17% at the time we made these equity awards.

•	Our fiscal 2012 performance was significantly affected by exogenous circumstances, including the tsunami in Japan and floods in Thailand. Despite these challenges

•	We finished the year with net income of $615 million

•	We generated $771 million in cash from operations

•	Year over year revenue: Fiscal 2010 ($2.808 billion); Fiscal 2011 ($3.612 billion); Fiscal 2012 ($3.393 billion)

Notwithstanding this performance, we did not meet the financial goals set for the annual incentive plan, and made no discretionary payments to any named executive officers.

Peer group characteristics

When making decisions for fiscal 2012, the ECC used a peer group of nine semiconductor and other technology industry companies that the ECC believed to be comparable in terms of revenue and earnings growth and with which Marvell competes for executive talent.

•	ISS’s critique of the peer group to determine fiscal 2012 compensation is misleading

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Once again, ISS fails to align the timing of decisions with the facts as they existed at the time decisions were made. It evaluates our fiscal 2012 peer group as of the end of the fiscal year rather than at the beginning of the year when the peer group was developed and utilized to inform decisions.

•	ISS characterized the fiscal 2012 peer group as only including larger companies; however, Atheros Communications and NVIDIA were both smaller than Marvell as measured by revenue.

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ISS’s critique of our fiscal 2013 peer group is also unfounded. For fiscal 2013, the ECC revised the peer group again in order to better align executive pay with market practice. ISS incorrectly states that “smaller peers were excluded and larger peers added.” However, the fiscal 2013 peer group of 11 companies includes four smaller companies and two of approximate size with us. Further, our revenue approximates the new peer group median.

Strengthened corporate governance

The ISS report misstates several features of our executive compensation program.

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Evergreen provisions: The evergreen provision in our Amended and Restated 1995 Stock Option Plan expired as of January 28, 2012. Even though we had the right, we declined to use the evergreen provision in the prior two fiscal years.

•	Clawback: Our CEO and CFO are subject to a clawback policy that is in addition to that required by the Sarbanes-Oxley Act of 2002.

•	Stock ownership: Our executive team holds a significant stake in Marvell and we have strengthened our ownership guidelines.

•	Gross ups: We have no gross up provisions.

In addition, we maintain the following robust compensation practices:

•	Independent Compensation Practices: Our compensation policy for our named executive officers is determined by our independent ECC, which is informed by an independent compensation advisory consultant.

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Effective Risk Management: We employ a strong risk management program with specific responsibilities assigned to management, the Board, and the Board’s committees, in addition, we have a “no-hedging” policy in our insider trading policy.

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Relevant Benchmarking: The companies used to benchmark competitive compensation practices are reviewed each year, with adjustments made periodically to rebalance the group and improve its appropriateness.

•	Multi-year Equity Grant Vesting: Equity grants, stock options and RSUs, typically have vesting periods of four years or more.

* * *

We believe that the ECC program is aligned with the interests of our shareholders and is reasonable and competitive, and we ask for your support of Proposal 2, Advisory Vote to Approve Named Executive Officer Compensation.